Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President - Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 17, 2009

CLARCOR REPORTS SECOND QUARTER 2009 RESULTS

Unaudited Fiscal Second Quarter and Six Months 2009 Highlights
(Amounts in thousands, except per share data and percentages)
	Quarter Ended 5/30/09 5/31/08		% Change	Six Months Ended 5/30/09 5/31/08		% Change
Net Sales	$229,395	$267,137	(14.1)	$443,085	$517,318	(14.3)
Operating Profit	$25,230	$37,458	(32.6)	$38,917	$65,197	(40.3)
Net Earnings	$16,791	$24,634	(31.8)	$25,582	$40,783	(37.3)
Diluted Earnings Per Share	$0.33	$0.48	(31.3)	$0.50	$0.80	(37.5)

Second Quarter and Six Months 2009 Operating Review
FRANKLIN, TN, June 17, 2009 -- CLARCOR Inc. (NYSE: CLC) reported its second quarter 2009 financial results and updated its guidance for its fiscal year ending November 28, 2009.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “As we had expected, this year’s second quarter was difficult, though operating results were much stronger than in our first fiscal quarter. Operating margins in the second quarter of 2009 were 11.0% compared to 6.4% in the first quarter of 2009. In general, replacement aftermarket filter sales were significantly better than were sales of filters and filter systems that are permanent and not periodically replaced. Fortunately, over 80% of our filter sales are to the replacement market. Order rates overall improved during the quarter, and we expect that third quarter sales and operating profit this year will be sequentially better than the second quarter and that the fourth quarter will be better than the third quarter.

“Based upon the second quarter results, we have revised our earnings guidance for 2009. We now expect diluted earnings per share to be in the range of $1.40 to $1.60. Though not another record year, 2009 will still be another solidly profitable year for CLARCOR. We expect that sales in the last half of 2009 will increase by 13% to 15% and operating profit by 50% to 60% compared to the first six months of 2009. More importantly, we have increased investments in new products, improved manufacturing efficiencies in our plants and have expanded our sales and customer service programs. We believe that these efforts lay the groundwork for significant improvement in 2010 and 2011.

“Because we operate in so many different markets, it is usually the case that some markets are stronger than others. Though slow at the start of the quarter, sales of HVAC filters were significantly better by the end of the second quarter. Compared to last year’s second quarter, natural gas and aviation fuel filter sales declined slightly in this year’s second quarter. Sales were slow for filters sold to the over-the-road trucking, railroad, aerospace and oil drilling markets compared to last year’s second quarter. Sales of replacement maintenance filters to the automobile industry and sales of dust collector systems were weak as we had expected.

“Our order rates, overall, have stabilized, and we are beginning to see indications of increased product demand in selected markets. As I noted above, we focus on the replacement filter aftermarket where over 80% of our filter sales are generated. Even if companies decide not to buy new transportation or production equipment or build new production facilities, maintenance of equipment and facilities they already own continues, and that is the primary market we serve.

“We completed several acquisitions in China in the second quarter, including acquiring the remaining 20% of our Baldwin-Weifang engine filter company and purchasing another engine filter manufacturer. These acquisitions will have a very small sales impact on our results for 2009, but provide greater capacity for heavy-duty engine filter manufacturing in Asia. We also acquired a manufacturer of metal mesh filters for the plastic resins and fibers markets that we believe lays the groundwork for a significant presence in this market throughout Asia in future years. We are also significantly expanding our technical facilities in China for product development and testing.

Our Industrial/Environmental Segment
“Within our Industrial/Environmental segment, certain of our operating companies and markets are clearly showing improvement from declines in the latter part of 2008 and the first half of 2009. Unfortunately this is not the case for every company or market. For the quarter, sales in the segment declined by 14% from 2008 and operating profit declined by 49%. The largest improvement in this segment came in our CLC Air operation while filter sales for offshore oil drilling and air filter sales to the automobile companies were the biggest disappointment for this quarter.

“Our CLC Air restructuring program has turned the corner with significantly improved results. The company is now profitable and growing. Sales for the quarter were higher than in last year’s second quarter, and operating margins in the quarter have improved by nearly five percentage points compared to the second quarter of 2008.  For the rest of 2009, we expect CLC Air sales to increase by approximately 5% compared to 2008, and operating margins to exceed 6%.  This is a significant improvement from the first half of 2009 when sales dropped by 4%, and CLC Air incurred a loss. Sales growth and major improvements in production efficiencies in our plants are driving the improved operating results for the second half of 2009.

“We were recently selected by a large retail store chain for a program to sell our high-end Purolator® brand HVAC residential filters in one of their sales regions. So far, the program has been successful with product reorders coming sooner than we had initially expected.  We expect that our customer will evaluate the success of this program later this summer or in the early fall. After this evaluation, we are hopeful that we will then begin to sell into additional regions. We also incurred various costs, which should not recur, to adjust our production facilities to meet the sales volumes anticipated under this program.

“Sales to the aviation fuel market in this year’s second quarter were slightly less than in last year’s second quarter, but operating margins improved to over 16% from 14% last year driven primarily by cost reductions. We expect that our aviation fuel filtration sales for the rest of 2009 will exceed the second half of last year’s sales by approximately 5%.

“The continued drop in automobile sales in the U.S. has clearly impacted sales of replacement filters for automotive production and assembly facilities. The result is that sales of our Total Filtration Services (TFS) operation dropped by over 20% this quarter compared to last year’s second quarter, while operating profits dropped by a little more than $1 million. Sales to the automotive market comprise the largest market for TFS. We expect that sales to this market will not improve for the rest of this year and may not improve in 2010. We have made major changes at TFS to reduce costs and will continue to do so. We expect that TFS will be a profitable operation even if sales to the automotive market are permanently lower compared to previous years. Moreover, sales to non-automotive companies through our Total Filtration Program continue to grow. We do not expect any loss of monies owed to us arising from the bankruptcy of General Motors.

“Sales of original equipment vessels and replacement filter elements to the natural gas market declined by 5% this quarter, and operating margins dropped from over 14% in last year’s second quarter to approximately 11% in this year’s second quarter. Last year’s second quarter operating margins were unusually strong, so we are very pleased with this quarter’s results despite lower margins. We expect sales of vessels for the remainder of 2009 to be lower than in the second half of 2008.

“We remain very optimistic about the future of the natural gas filter market over the next three to five years.  We expect recent discoveries of natural gas fields in the U.S. and expanded production in current fields throughout the world will lead to new pipelines and transmission facilities which will increase demand for our natural gas filtration systems. We have begun to receive purchase orders for many projects that were previously delayed. In general, these projects are built over a six-month to 24 month period, so the impact will be largely felt in 2010 and 2011. We are not seeing any major order cancellations, and we are also actively quoting many new development projects. In addition, we are actively investing to grow our natural gas aftermarket filtration business with increased new product development efforts and investments in customer service, product availability and marketing programs. We expect to be able to announce significant new products for this market later this year.

“Sales of filters to the oil drilling market, aerospace market, fibers and resins market and for dust collector systems were much lower this quarter than in last year’s second quarter. Sales of aftermarket dust collector cartridges also dropped slightly. Margins declined as we were unable to fully absorb manufacturing costs with lower production volumes. We continue to focus on reducing costs at the companies which service these markets, as we do not expect any improvement in sales in these markets for the rest of this year.

“Overall for this segment, sales in international markets, in dollar terms, were down approximately 4% compared to the same quarter in 2008. International growth was seen for aviation fuel filter sales in Spain and the U.K. and natural gas vessel and filter element sales in Southeast Asia. Sales declines were seen for air filtration system sales in Germany, aerospace filter sales throughout Europe and aviation fuel filter sales in Italy and France.

“For the segment as a whole, we expect sales to decrease by 6% to 8% in the second half of 2009 compared to the same period in 2008. This compares to a sales decrease in the first half of 2009 of 12% compared to the first half of 2008.

Our Engine/Mobile Filtration Segment
“Sales in this segment dropped by approximately 15%, and operating profit declined by approximately 25% in the second quarter of 2009 compared to the same quarter in 2008. We are pleased though that operating margins, even with a 15% drop in sales, remained at 20% for the quarter. Though these results are still below last year’s, they are much better than in the first quarter. Sales declined across all major market segments, including over-the-road trucking, agriculture, mining, construction and particularly in the railroad market. Fortunately, except for the railroad market, we sell relatively few products into OEM markets, and as has been historically the case, the aftermarket has held up better than the new equipment market during the current difficult economic period.

“Order rates for heavy-duty engine filters for over-the-road trucking, construction, agriculture and mining markets have improved by about 5% by the end of the second quarter from the end of the first quarter. We have signed many new customers during the last six months. We also believe that our current customers for heavy-duty engine filters will need to restock their inventories sometime in the latter part of 2009. Sales to the railroad market have not improved since the first of the year and have continued to decline during the first half of 2009. We do not see any improvement in the railroad filtration market for the rest of 2009.

“We continue to make investments in new products for this segment. It is important to point out that we have not stopped or reduced spending or investment in inventory availability, customer service and sales or marketing programs. To be successful in the filtration aftermarket, having the right product at the right time with the sales programs your customers need is critical.

“Overall for this segment, sales in international markets, in dollar terms, were 18% lower than in 2008’s second quarter. Sales in Asian markets increased by 8% in the 2009 quarter from last year’s second quarter while sales in Europe, Morocco and South Africa decreased by 25%.

“For the segment as a whole, we expect sales to decrease by approximately 9% to 11% in the second half of 2009 compared to the same period in 2008. This compares to a decrease of 17% in the first half of 2009 compared to the first half of 2008.

Our Packaging Segment
“Sales of our Packaging segment in the second quarter dropped by 10% from 2008, and operating profit dropped by 42%. Though the quarter’s results were less than what we expected, we are still confident that the segment will have a solid 2009 with a much stronger second half of the year. We expect second half 2009 sales to increase 6% to 8% compared to the same period in 2008. This compares with a decrease in the first six months of 2009 of 15% compared to the first six months of 2008. In addition, J.L. Clark recently signed a five-year agreement with a major consumer products company which is expected to result in additional sales of $4 million to $5 million per year beginning in 2010.

Other Financial Matters
“Other income included net interest expense of approximately $500,000 and a currency gain of $600,000 in the 2009 quarter compared to net interest income of approximately $400,000 and a currency loss of $100,000 in the comparable 2008 quarter. Our tax rate was approximately 32.3% for the quarter. We expect the rate to be approximately 34.0% for the next two quarters.

“Foreign currency fluctuations reduced sales and operating profit by approximately $12 million and $2 million, respectively, for the quarter.

“Capital expenditures were $11 million for the six-month period just ended compared to $17 million in the 2008 six-month period. We expect capital spending will be approximately $15 million to $20 million during the second half of 2009.

“Cash flow continues to be strong. Cash flow from operations, excluding changes in our short-term investments, was $53 million in the 2009 six-month period compared to $56 million in the comparable period last year. We did not repurchase any of our common stock in the second quarter. Approximately $187 million remains outstanding under our current share repurchase authorization.

“We expect free cash flow to remain strong for the remainder of 2009. Our balance sheet is very strong, and we have significant available borrowing capacity under our current credit facility. Barring more acquisitions or share repurchases later this year, we expect to continue to repay outstanding borrowings and expect to be largely debt-free, net of our available cash, by the end of 2009.

“In the second quarter of 2009, we recorded approximately a $300,000 reduction in interest expense due to a mark-to-market adjustment in our interest rate swap which expires in early 2010. In the second quarter of 2008, we had recorded a $1.1 million reduction in interest expense related to the swap. If interest rates remain unchanged, we estimate that we will record a further reduction of $900,000 in the third quarter and a $1.2 million reduction in the fourth quarter of 2009 in interest expense as the swap unwinds.

“Our principal raw material costs were much lower in the second quarter of 2009 than they were in the same quarter in 2008 particularly for most grades of steel, but also for filter media, packaging materials, aluminum, specialty metals, gaskets and resins. We are beginning to see signs of increasing costs for certain raw materials, though not for steel which is our largest purchased commodity.

“We have implemented many cost reduction programs throughout CLARCOR, including headcount reductions, wage freezes, consolidation of manufacturing plants and controls over discretionary spending. As cost controls take hold, we expect to see an increasing drop in discretionary spending as 2009 unfolds compared to 2008.  Selling and administrative costs declined by 3% in the first fiscal quarter of 2009 compared to 2008 and by 8% in the second quarter of 2009 compared to the prior year’s second quarter.

“Based on our first half results and current backlog, we expect our 2009 full-year sales to decline by approximately 10% to 12% from 2008, but that second-half sales will decline by 7% to 9% compared to the second half of 2008. Although we will not record our 17th consecutive year of record sales and earnings in 2009, we expect 2009 will still be our fourth most profitable year in a company with a 105-year history. We believe we have many opportunities to grow significantly in 2010 and 2011. In 2010, we expect the over-the-road trucking and railroad markets to recover, our CLC Air operation to reach an 8% operating margin on higher sales and our natural gas filtration business to have another good year. We expect to see a recovery in most other markets, particularly in oil drilling, aerospace and fibers, and a strong year of growth for our packaging operations.”

Conference Call
CLARCOR will be holding a conference call to discuss its second quarter and six-month results at 10:00 a.m. CDT on June 18, 2009. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing access code 7449188. The replay will be available through June 25, 2009 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, as well as management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company's business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company's past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the "Risk Factors'' section of the Company’s 2008 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including projected sales and profit levels for any business segment in any given quarter, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

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CLARCOR 2009 UNAUDITED SECOND QUARTER RESULTS cont'd.

CONSOLIDATED  STATEMENTS  OF  EARNINGS
(Dollars in thousands except per share data)

	Second Quarter		Six Months
For periods ended May 30, 2009 and May 31, 2008	2009	2008	2009	2008

Net sales	$229,395	$267,137	$443,085	$517,318
Cost of sales	159,797	181,526	312,504	355,152
Gross profit	69,598	85,611	130,581	162,166
Selling and administrative expenses	44,368	48,153	91,664	96,969
Operating profit	25,230	37,458	38,917	65,197
Other (expense) income	(52)	183	(858)	(3,326)
Earnings before income taxes and minority interests	25,178	37,641	38,059	61,871
Income taxes	8,121	12,903	12,217	20,844
Earnings before minority interests	17,057	24,738	25,842	41,027
Minority interests in earnings of subsidiaries	(266)	(104)	(260)	(244)

Net earnings	$16,791	$24,634	$25,582	$40,783

Net earnings per common share:
Basic	$0.33	$0.49	$0.50	$0.80
Diluted	$0.33	$0.48	$0.50	$0.80

Average shares outstanding:
Basic	51,042,665	50,752,765	51,014,126	50,682,871
Diluted	51,330,567	51,272,388	51,392,809	51,125,712

CONSOLIDATED  BALANCE  SHEETS
(Dollars in thousands)

	May 30,	November 29,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$46,803	$40,715
Short-term investments	23,334	7,269
Accounts receivable, net	170,853	194,864
Inventories	168,101	158,201
Other	32,942	31,522
Total current assets	442,033	432,571
Plant assets, net	190,514	192,599
Acquired intangibles, net	325,627	319,053
Other assets	13,375	13,659
	$971,549	$957,882

Liabilities
Current liabilities:
Current portion of long-term debt	$154	$128
Accounts payable and accrued
liabilities	128,507	138,292
Income taxes	3,845	5,083
Total current liabilities	132,506	143,503
Long-term debt	82,393	83,822
Long-term pension liabilities	29,327	27,307
Other liabilities	45,287	51,491
	289,513	306,123
Shareholders' Equity	682,036	651,759
	$971,549	$957,882

SUMMARY  CASH  FLOWS
(Dollars in thousands)

	Six Months
	2009	2008
From Operating Activities
Net earnings	$25,582	$40,783
Depreciation	13,851	13,259
Amortization	2,436	2,779
Loss on interest rate agreement	348	1,337
Stock compensation expense	3,142	3,713
Excess tax benefits from stock compensation	(432)	(2,289)
Changes in short-term investments	(16,065)	(8,980)
Changes in assets and liabilities, excluding
short-term investments	7,394	(3,776)
Other, net	205	297
Total provided by operating activities	36,461	47,123

From Investing Activities
Plant asset additions	(10,784)	(17,412)
Business acquisitions	(12,192)	(75,073)
Investment in affiliate	(1,000)	(2,000)
Other, net	394	56
Total used in investing activities	(23,582)	(94,429)

From Financing Activities
Net proceeds (payments) under revolving credit
agreement	(10,000)	100,000
Borrowings under long-term debt	8,410	-
Payments on long-term debt	(559)	(7,327)
Cash dividends paid	(9,196)	(8,183)
Excess tax benefits from stock compensation	432	2,289
Purchase of treasury stock	-	(37,260)
Other, net	2,106	7,825
Total provided by (used in) financing
activities	(8,807)	57,344
Effect of exchange rate changes on cash	2,016	1,062
Change in Cash and Cash Equivalents	$6,088	$11,100

10

QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2009
	Quarter	Quarter
	Ended	Ended	Six
	February 28	May 30	Months
Net sales by segment:
Engine/Mobile Filtration	$85,380	$92,277	$177,657
Industrial/Environmental Filtration	113,458	119,889	233,347
Packaging	14,852	17,229	32,081
	$213,690	$229,395	$443,085

Operating profit by segment:
Engine/Mobile Filtration	$13,301	$18,457	$31,758
Industrial/Environmental Filtration	663	5,864	6,527
Packaging	(277)	909	632
	$13,687	$25,230	$38,917

Operating margin by segment:
Engine/Mobile Filtration	15.6%	20.0%	17.9%
Industrial/Environmental Filtration	0.6%	4.9%	2.8%
Packaging	-1.9%	5.3%	2.0%
	6.4%	11.0%	8.8%

	2008
	Quarter	Quarter
	Ended	Ended	Six
	March 1	May 31	Months
Net sales by segment:
Engine/Mobile Filtration	$105,109	$108,658	$213,767
Industrial/Environmental Filtration	126,422	139,326	265,748
Packaging	18,650	19,153	37,803
	$250,181	$267,137	$517,318

Operating profit by segment:
Engine/Mobile Filtration	$22,342	$24,450	$46,792
Industrial/Environmental Filtration	4,285	11,444	15,729
Packaging	1,112	1,564	2,676
	$27,739	$37,458	$65,197

Operating margin by segment:
Engine/Mobile Filtration	21.3%	22.5%	21.9%
Industrial/Environmental Filtration	3.4%	8.2%	5.9%
Packaging	6.0%	8.2%	7.1%
	11.1%	14.0%	12.6%

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